Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE NET INCOME INCREASES 49%
AS LOANS GROW 21%

     Albuquerque NM — January 20, 2004 — First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced record annual earnings for 2003 of $14.9 million compared to $10.0 million for 2002, an increase of 49%. Earnings per diluted share for 2003 were $1.95 compared to $1.66 per diluted share for 2002. For the quarter ended December 31, 2003 net income was $3.6 million compared to $3.3 million for the quarter ended December 31, 2002, an increase of 9%. Earnings per diluted share for the quarter ended December 31, 2003 were $0.47 compared to $0.44 per diluted share for the quarter ended December 31, 2002.

     “Solid loan growth in New Mexico and Colorado continues to fuel our increase in earnings,” stated Michael R. Stanford, President and Chief Executive Officer. “We expect to complete the relocation of three of our branches in Colorado in early 2004, improving our positioning in key markets along the front range of the state,” continued Stanford.

     “Our outstanding growth in non-interest bearing deposits reflects our success in garnering additional commercial market share,” stated Stanford. “We will continue to pursue the commercial business that has been at the core of our loan and deposit growth over the past several years.”

     At December 31, 2003, total assets increased $260 million, loans increased $212 million, investment securities increased $41 million, and deposits increased $116 million over December 31, 2002. First State’s total assets increased 19% from $1.387 billion at December 31, 2002, to $1.647 billion at December 31, 2003. Loans increased 21% from $1.005 billion at December 31, 2002, to $1.217 billion at December 31, 2003. Investment securities increased 21% from $194 million at December 31, 2002, to $235 million at December 31, 2003. Total deposits grew 11% from $1.080 billion at December 31, 2002, to $1.196 billion at December 31, 2003. Non-interest bearing deposits grew to $270 million at December 31, 2003, from $189 million at December 31, 2002, while interest bearing deposits grew to $926 million at December 31, 2003 from $891 million at December 31, 2002.

     The year-to-year comparisons are significantly impacted by First State’s completion of the acquisition of First Community Industrial Bank (“First Community”) on October 1, 2002 for approximately $67 million. First State financed this acquisition through a public offering of its common stock in August 2002, which netted approximately $51.0 million and through the issuance of approximately $25.0 million in trust preferred securities in June of 2002. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of First Community were recorded at their respective fair values on October 1, 2002. First State acquired approximately $343 million in loans and approximately $242 million in deposits and recognized goodwill of approximately $43 million related to the transaction. The First Community account balances acquired on October 1, 2002 and the results of operations since October 1, 2002 are included in the results of First State. Therefore, the fourth quarters for the years ended December 31, 2003 and 2002 are comparable in that they both include the activity of First Community for the entire period.

FSNM – Fourth Quarter Results
January 20, 2004
Page Two

     Net interest income before provision for loan losses was $16.3 million for the fourth quarter of 2003 compared to $14.3 million for the same quarter of 2002. For the years ended December 31, 2003 and 2002, net interest income before provision for loan losses was $61.1 million and $41.5 million, respectively. First State’s net interest margin was 4.54% and 4.56% for the fourth quarters of 2003 and 2002, respectively. The net interest margin was 4.59% and 4.50% for the years ended December 31, 2003 and 2002, respectively. The net interest margin includes a reclassification reducing fees associated with originating loans and reducing non-interest expenses. The reclassification represents direct costs incurred to originate successful loans.

     First State’s provision for loan losses was $1.6 million for the fourth quarter of 2003 compared to $932,000 for the same quarter of 2002. First State’s allowance for loan losses was $14.1 million at December 31, 2003, compared to $11.8 million at December 31, 2002. First State’s allowance for loan losses was 1.15% and 1.16% of total loans at December 31, 2003, and December 31, 2002, respectively. The ratio of allowance for loan losses to non-performing loans was 113% at December 31, 2003 compared to 108% at December 31, 2002. Non-performing assets equaled 0.86% of total assets at December 31, 2003 and 2002.

     “Our 21% loan growth, coupled with a normalized charge off level, resulted in an increased provision for loan losses in 2003,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Non-performing asset levels increased from the third quarter but are comparable, on a percentage basis, to year end 2002,” continued Dee.

     Non-interest income for the fourth quarter of 2003 was $3.2 million compared to $3.6 million for the fourth quarter of 2002, a decrease of 11%. Non-interest income for the twelve months ended December 31, 2003 was $14.5 million compared to $12.7 million for the twelve months ended December 31, 2002. The gains on sales of mortgage loans for the twelve months ended December 31, 2003 increased approximately $725,000 over the twelve months of 2002; however, gains in the fourth quarter of 2003 decreased by $469,000 from the fourth quarter of 2002 reflecting a lower level of loan origination and refinancing activity which has steadily decreased since the second quarter of 2003. Service charges on deposit accounts increased approximately $147,000 over the fourth quarter of 2002 and approximately $786,000 over the twelve months of 2002 driven primarily by overall increases in deposit totals.

     Non-interest expenses were $12.4 million and $11.8 million for the quarters ended December 31, 2003 and 2002, respectively and represent an increase of approximately $600,000 or 5%. Salaries and employee benefits decreased $585,000, occupancy increased $600,000, equipment-related expenses increased $253,000, and other non-interest expenses increased $195,000 over the fourth quarter of 2002. The decrease in salaries and employee benefits is a result of reversing accrued bonuses in the fourth quarter of approximately $300,000 from prior quarters and the absence of the $400,000 settlement of an executive employment agreement expensed in the fourth quarter of 2002. Non-interest expenses for the twelve months ended December 31, 2003 were $47.2 million compared to $36.0 million for the twelve months ended December 31, 2002. Salaries and employee benefits increased $5.1 million, occupancy increased $1.9 million, equipment related expenses increased $916,000, and other non-interest expenses increased $2.0 million over the twelve months of 2002. Occupancy and equipment-related expenses increased in the fourth quarter and throughout 2003 as a result of the addition of three new branches in New Mexico and existing branch relocations in Colorado during the year. These costs are expected to increase modestly into the first half of 2004.

     In conjunction with its fourth quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Tuesday, January 20, 2004 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning January 20, 2004 through January 30, 2004 at www.fsbnm.com, Investor Relations.

     On Friday, January 16, 2004, First State’s Board of Directors declared its regular quarterly dividend of $0.11 per share. The dividend will be payable March 10, 2004 to shareholders of record on February 11, 2004.

     First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services to customers from a total of 32 branches located in New Mexico, Colorado, and Utah. On Friday, January 16, 2004, First State’s stock closed at $36.00 per share.

FSNM — Fourth Quarter Results
January 20, 2004
Page Three

SELECTED FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)
(unaudited)

INCOME STATEMENT HIGHLIGHTS:	Fourth Quarter Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Interest income	$21,848	$20,802	$83,713	$59,846
Interest expense	5,573	6,478	22,629	18,384

Net interest income before provision for loan losses	16,275	14,324	61,084	41,462
Provision for loan losses	(1,580)	(932)	(5,543)	(2,589)

Net interest income after provision for loan losses	14,695	13,392	55,541	38,873
Non-interest income	3,220	3,564	14,521	12,698
Non-interest expense	12,356	11,811	47,242	35,982
Income tax expense	1,938	1,804	7,969	5,631

Net income	$3,621	$3,341	$14,851	$9,958

Basic earnings per share	$0.48	$0.46	$1.99	$1.72
Diluted earnings per share	$0.47	$0.44	$1.95	$1.66
Average basic shares outstanding	7,585,569	7,322,618	7,475,986	5,801,332
Average diluted shares outstanding	7,663,780	7,515,590	7,598,449	5,997,601

BALANCE SHEETS HIGHLIGHTS:	December 31, 2003	December 31, 2002

Total assets	$1,646,739	$1,386,870
Loans receivable, net	1,217,364	1,005,187
Investment securities	235,120	194,094
Deposits	1,195,875	1,079,684
Borrowings	249,322	113,174
Stockholders’ equity	$132,441	$117,468
Book value per share	$17.42	$16.03
Tangible book value per share	$11.63	$9.98

FINANCIAL RATIOS:	Fourth Quarter ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Return on average assets	0.92%	0.97%	1.01%	1.00%
Return on average equity	10.89%	11.28%	11.76%	12.14%
Efficiency ratio	63.38%	66.03%	62.49%	66.44%
Operating expenses to average assets	3.13%	3.42%	3.22%	3.60%
Net interest margin	4.54%	4.56%	4.59%	4.50%
Average equity to average assets	8.44%	8.57%	8.61%	8.22%
Leverage ratio (end of period)	7.53%	7.82%	7.53%	7.82%
Total risk based capital ratio (end of period)	10.64%	11.59%	10.64%	11.59%

NON-INTEREST INCOME:	Fourth Quarter ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Service charges on deposit accounts	$1,060	$913	$4,225	$3,439
Other banking service fees	220	278	1,116	1,083
Credit and debit card transaction fees	962	1,091	3,938	4,195
Gain on sale of mortgage loans	499	968	3,493	2,768
Check imprint income	172	140	590	529
Other	307	174	1,159	684

	$3,220	$3,564	$14,521	$12,698

FSNM — Fourth Quarter Results
January 20, 2004
Page Four

NON-INTEREST EXPENSE:	Fourth Quarter ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Salaries and employee benefits	$4,895	$5,480	$20,570	$15,421
Occupancy	1,872	1,272	6,267	4,353
Data processing	705	625	2,412	2,011
Credit and debit card interchange	409	482	1,637	2,004
Equipment	1,059	806	3,697	2,781
Legal, accounting, and consulting	256	273	1,128	816
Marketing	615	637	2,190	2,109
Telephone	464	268	1,534	887
Supplies	173	334	744	755
Other real estate owned	117	45	354	132
Check imprint expense	137	130	528	495
Other	1,654	1,459	6,181	4,218

	$12,356	$11,811	$47,242	$35,982

AVERAGE BALANCES:	Fourth Quarter ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Assets	$1,563,834	$1,370,004	$1,466,715	$998,165
Earning assets	1,421,818	1,245,013	1,330,828	920,378
Loans	1,194,737	1,003,235	1,110,741	692,283
Investment securities	220,855	197,019	204,624	188,628
Deposits	1,187,242	1,062,872	1,137,698	805,418
Equity	$131,976	$117,459	$126,328	$82,053

LOANS:	December 31, 2003		December 31, 2002

Commercial	$160,261	13.0%	$100,813	9.9%
Real estate — mortgage	916,107	74.4%	759,884	74.7%
Real estate — construction	116,725	9.5%	100,458	9.9%
Consumer and other	30,736	2.5%	35,555	3.5%
Mortgage loans available for sale	7,656	0.6%	20,315	2.0%

Total	$1,231,485	100.0%	$1,017,025	100.0%

DEPOSITS:	December 31, 2003		December 31, 2002

Non-interest bearing	$269,569	22.5%	$189,063	17.5%
Interest bearing demand	199,792	16.7%	192,067	17.8%
Money market savings accounts	157,887	13.2%	125,616	11.6%
Regular savings	62,981	5.3%	52,636	4.9%
Certificates of deposit less than $100,000	238,390	19.9%	298,900	27.7%
Certificates of deposit greater than $100,000	267,256	22.4%	221,402	20.5%

Total	$1,195,875	100.0%	$1,079,684	100.0%

ALLOWANCE FOR LOAN LOSSES:	December 31, 2003	December 31, 2002

Balance beginning of period	$11,838	$7,207
Provision for loan losses	5,543	2,589
Net charge-offs	(3,260)	(1,123)
Allowance related to acquired loans	—	3,165

Balance end of period	$14,121	$11,838

Allowance for loan losses to total loans	1.15%	1.16%
Allowance for loan losses to non-performing loans	113%	108%

FSNM — Fourth Quarter Results
January 20, 2004
Page Five

NON-PERFORMING ASSETS:	December 31, 2003	December 31, 2002

Accruing loans — 90 days past due	$13	$721
Non-accrual loans	12,515	10,241

Total non-performing loans	12,528	10,962
Other real estate owned	1,557	908

Total non-performing assets	$14,085	$11,870

Total non-performing assets to total assets	0.86%	0.86%

     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include fluctuations in interest rates, inflation, government regulations, loss of key personnel, faster or slower than anticipated growth, economic conditions, competition’s responses to the Company’s marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligation to update any forward-looking statements.

     First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.